Exhibit 21.1

SANDRIDGE ENERGY, INC. SUBSIDIARIES

Entity Name	State of Organization
4th Street Properties, LLC	Oklahoma
Black Bayou Exploration, L.L.C.	Louisiana
Braniff Restaurant Holdings, LLC	Oklahoma
Braniff Restaurant, LLC	Oklahoma
d/b/a Kitchen No. 324
Cholla Pipeline, L.P.	Texas
Cornhusker Energy, L.L.C.	Oklahoma
FAE Holdings 389322R, LLC	Oklahoma
Integra Energy, L.L.C.	Texas
Lariat Services, Inc.	Texas
d/b/a LARCO
d/b/a Chaparral Drilling Fluids
d/b/a Hondo Heavy Haul
Midcontinent Resources, LLC	Texas
Mistmada Oil Company, Inc.	Oklahoma
Sabino Exploration, LLC	Texas
Sagebrush Pipeline, LLC	Colorado
SandRidge CO2, LLC	Texas
SandRidge Exploration and Production, LLC	Delaware
SandRidge Holdings, Inc.	Delaware
SandRidge Midstream, Inc.	Texas
SandRidge Operating Company	Texas
SandRidge Realty, LLC	Oklahoma
Sierra Madera CO2 Pipeline, LLC	Texas
WTO Gas Gathering Company, LLC	Texas